UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 15, 2025

Angel Studios, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41150	86-3483780
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 W Center St. Provo, UT 84601
(Address of principal executive offices)

(760) 933-8437
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ANGX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Changes in Registrant’s Certifying Accountant.

On September 10, 2025, Angel Studios, Inc., a Delaware corporation (f/k/a Southport Acquisition Corporation (“Southport”)) (the “Company”), consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of September 11, 2024 (as amended, the “Merger Agreement”), by and among the Company, Sigma Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Angel Studios Legacy, Inc. (f/k/a Angel Studios, Inc.), a Delaware corporation (“Angel Legacy”).

Pursuant to the terms of the Merger Agreement, a merger was effected in which Merger Sub merged with and into Angel Legacy, the separate corporate existence of Merger Sub ceased and Angel Legacy survived as the surviving company and direct wholly-owned subsidiary of the Company (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and prior to the effective time of the Merger, the Company changed its name from “Southport Acquisition Corporation” to “Angel Studios, Inc.”

On September 15, 2025, the audit committee of the Board approved the appointment of Tanner LLC, (“Tanner”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements effective for the year ended December 31, 2025. Tanner served as the independent registered public accounting firm of Angel Legacy prior to the Business Combination. Accordingly, BDO USA, P.C. (“BDO”), the independent registered public accounting firm of Southport was informed on September 10, 2025 that it would be replaced by Tanner as the Company’s independent registered public accounting firm, effective September 15, 2025.

The report of BDO on Southport’s balance sheets as of December 31, 2024 and 2023 and the related statements of operations, changes in the Company’s Class A common stock subject to possible redemption and stockholders’ deficit and cash flows for the years ended December 31, 2024 and December 31, 2023 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which BDO expressed substantial doubt as to Southport’s ability to continue as a going concern because Southport does not have sufficient cash and working capital to sustain its operations and Southport’s ability to execute its business plan was dependent upon its successful completion of the Business Combination.

During the fiscal years ended December 31, 2024 and December 2023 and the subsequent interim period ended June 30, 2025, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between Southport and BDO on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO would have caused it to make reference to the subject matter of the disagreements in its reports on Southport’s financial statements for such periods.

In its evaluation of Southport’s disclosure controls and procedures and internal control over financial reporting for the fiscal years ended December 31, 2024 and December 31, 2023, BDO identified material weaknesses related to the fact that the Company had not yet designed and maintained effective controls relating to the presentation of the statement of cash flows, the recognition of excise tax liabilities, and the process for the presentation and recording of accrued liabilities, which continue to exist as of June 30, 2025. Except for such material weaknesses, as described in Item 4 of the Southport’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the fiscal years ended December 31, 2024 and 2023 and the six months ended June 30, 2025, neither Southport nor anyone on Southport’s behalf consulted with Tanner regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Southport’s financial statements, and no written report or oral advice was provided to the Company by Tanner that Tanner concluded was an important factor considered by the Southport in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

The Company has provided BDO with a copy of the foregoing disclosures made by the Company in response to this Item 4.01 prior to the filing of this Current Report on Form 8-K and requested that BDO furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company set forth above. The letter from BDO is attached hereto as Exhibit 16.2.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
16.1	Letter from BDO to the Securities and Exchange Commission, dated September 15, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEL STUDIOS, INC.

Date: September 15, 2025	By:	/s/ Scott Klossner
Scott Klossner
Chief Financial Officer